Exhibit 99.1

KODIAK OIL & GAS CORP. AGREES TO ACQUIRE PRODUCING PROPERTIES AND UNDEVELOPED LEASEHOLD; TRANSACTION EXPECTED TO SIGNIFICANTLY EXPAND CORE WILLISTON BASIN PRESENCE

Transaction Highlights Include:

•                  LARGE AND CONTIGUOUS 23,133 GROSS/ 14,494 NET ACRE POSITIONS

•                  ~60 NET BAKKEN / THREE FORKS DRILLING LOCATIONS

•                  HIGH-WORKING-INTEREST, OPERATED PROPERTIES

•                  ~500 NET BOE PER DAY

DENVER — October 19, 2010 /PRNewswire-FirstCall/ — Kodiak Oil & Gas Corp. (NYSE Amex: KOG), an oil and gas exploration and production company with assets in the Williston Basin of North Dakota and Montana and in the Green River Basin of southwest Wyoming, today announced that it has entered into a definitive purchase and sale agreement with a private oil and gas company to acquire high-working-interest, contiguous Bakken/Three Forks Williston Basin leasehold and producing properties.  Total consideration for the transaction includes $99 million in cash and the direct issuance of 2.75 million shares of common stock to the seller at a price of $4.00 per share.  Kodiak expects to fund the cash portion of the transaction through available cash balances and through borrowings under credit facilities which would include an expanded reserve-based, revolving line of credit and a second-lien term loan.

The Company has received a commitment letter from its lender, Wells Fargo Bank, N.A., with respect to an amendment to and expansion of the Company’s existing credit facility.  The proposed expansion would extend the Company’s committed capacity under its $200 million senior secured revolving line of credit facility from $20 million to $50 million.  In addition, the Company has received a commitment letter from Wells Fargo Energy Capital, Inc. for a $75 million senior secured second-lien term loan facility with an initial commitment of $40 million.  Upon execution of the documentation, the new credit facilities would be expected to close contemporaneously with the closing of the acquisition announced today.  The expansion of the credit facilities would be based primarily on Kodiak’s drilling results to date and on production and reserves expected to be added through this acquisition agreement.

Upon completion of the transaction, Kodiak would acquire 19,016 gross mineral acres (11,742 net) in McKenzie County, N.D. located midway between the Company’s core Dunn County operating area and the Company’s Koala Project area.  Additionally, Kodiak will acquire 4,117 gross (2,752 net) mineral acres in northern Williams County and southern Divide County, N.D. located just north of Brigham Exploration’s Rough Rider area.  The transaction, a negotiated deal, will expand Kodiak’s acreage position in the Williston Basin to over 72,000 net acres.

The McKenzie County acreage includes four producing well bores and associated equipment, three of which will be operated by Kodiak at closing.  The four wells currently produce approximately 500 net barrels of oil equivalent (BOE) per day.  Also included in the acquisition are certain surface facilities and equipment and pipeline infrastructure that ties into a regional natural gas pipeline controlled by a third party.  Existing third-party crude and natural gas pipeline infrastructure services the area through multiple take-away options.

Kodiak will operate the majority of the leasehold to be acquired.  In McKenzie County, the Company will own an approximate 87% working interest (WI) and a 70% net revenue interest (NRI).  In the Williams and Divide lands, Kodiak will own 100% WI and 82% NRI.  Based on Kodiak’s current spacing model of three Bakken wells and two Three Forks wells per 1,280-acre unit, the lands to be acquired yield nearly 60 net unrisked drilling locations.  The new location inventory will substantially increase Kodiak’s footprint in the Williston Basin and, when added to its Koala Project area, establish another core area that provides for expansion of its multi-year drilling program.  Including the acquisition, the Company will have over 200 net undrilled locations in the Bakken and Three Forks Formations.

Based upon Kodiak’s internal evaluation of the production from the limited number of wells drilled within the acreage block, the Company projects conservative estimated ultimate recoveries of 500,000 BOE per well.  Current industry drilling practices allow for up to three wells per 1,280-acre drilling unit in the Middle Bakken, and in some cases tighter wellbore density is being tested.  Based upon this spacing, the Company believes that the acreage to be acquired in McKenzie County could provide nearly 30 net drilling locations in the Middle Bakken alone.  The Three Forks Formation has not been evaluated on the acquired lands. However, based upon nearby analog Three Forks activity, that pay horizon could provide significant additional reserves.  Furthermore, Kodiak believes that the Williams County acreage could also provide reserve upside as the play continues to move in that direction.

Commenting on the transaction, Kodiak’s President and CEO Lynn Peterson said:  “While we continue to grow our production organically, acquiring de-risked, contiguous leasehold in the heart of the Bakken play is another way we can deliver meaningful upside to our shareholders.  The ability to operate the lands and control the timing and size of our capital investment, while being able to develop the acreage within its primary term, were important considerations of the transaction.  With this agreement comes the opportunity to establish additional reserves for a larger asset base and production for improved cash flow.   Equally important is the robust inventory of future, development-drilling locations that can fuel low-risk growth for many years.  We anticipate providing additional guidance on our 2011 capital expenditure budget after our third quarter results are released.”

The acquisition agreement is expected to close prior to year-end 2010 and is subject to the completion of customary due diligence and closing conditions.  The parties anticipate an effective date for the transaction of August 1, 2010 with all purchase price adjustments to be calculated as of August 1, 2010.

About Kodiak Oil & Gas Corp.

Denver-based Kodiak Oil & Gas Corp. is an independent energy exploration and development company focused on exploring for, developing and producing oil and natural gas in the Williston and Green River Basins in the U.S. Rocky Mountains.  For further information, please visit www.kodiakog.com.  The Company’s common shares are listed for trading on the NYSE Amex exchange under the symbol: “KOG.”

Forward-Looking Statements

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Forward looking statements are statements that are not historical facts and are generally, but not always, identified by the words “expects,” “plans,”

“anticipates,” “believes,” “intends,” “estimates,” projects,” “potential” and similar expressions, or that events or conditions “will,” “would,” “may,” “could” or “should” occur. Forward-looking statements in this document include statements regarding the expectations, anticipated benefits and closing of, and source of funds for, the acquisition transaction, the Company’s expectations concerning its amendment to and proposed expansion of its credit facility, the Company’s operational, exploration and development plans, the Company’s expectations regarding drilling plans, the Company’s expectations regarding capital expenditures and estimates and expectations regarding production and recoveries.  Factors that could cause or contribute to such differences include, but are not limited to, fluctuations in the prices of oil and gas, uncertainties inherent in estimating quantities of oil and gas reserves and projecting future rates of production and timing of development activities, competition, operating risks, acquisition risks, liquidity and capital requirements, the effects of governmental regulation, adverse changes in the market for the Company’s oil and gas production, dependence upon third-party vendors, and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission.

For further information, please contact:

Mr. Lynn A. Peterson, CEO and President, Kodiak Oil & Gas Corp. +1-303-592-8075

Mr. David P. Charles, Sierra Partners LLC +1-303-757-2510 x11